UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2019

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NYNY	Nasdaq Global Market

Item 8.01.	Other Events.

As previously disclosed, on August 18, 2019, Empire Resorts, Inc., (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Hercules Topco LLC, a Delaware limited liability company (“Parent”), Hercules Merger Subsidiary Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. Parent and Merger Sub are affiliates of Kien Huat Realty III Limited (“Kien Huat”) and Genting Malaysia Berhard (“GenM”). Kien Huat is currently the holder of approximately 86% of the voting power of the Company’s outstanding capital stock. The Merger Agreement provides for, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into the Company, with the Company surviving as a subsidiary of Parent (the “Merger”).

Under the Merger Agreement, during the 10-business day period beginning on the date of the Merger Agreement and continuing until 12:00 p.m. Eastern time on August 30, 2019 (the “Go-Shop Period”), the Company had the right to solicit, initiate, knowingly facilitate or knowingly encourage any alternative takeover proposal and to participate or engage in discussions or negotiations with respect to any takeover proposal. At 12:00 p.m. Eastern time on August 30, 2019 the Go-Shop Period expired. During the Go-Shop Period, the Company, with the assistance of Moelis & Company LLC, the financial advisor to the Special Committee of the Board of Directors of the Company, contacted 19 potential bidders. Each party that was contacted either notified the Company that it would not be interested in pursuing a potential transaction with the Company or did not respond. The Company also received inbound indications of interest from 2 potential financing sources. Ultimately, however, both of these parties failed to make a proposal constituting a “Takeover Proposal” as defined by the Merger Agreement. Starting immediately after 12:00 p.m. Eastern time on August 30, 2019 and in accordance with the terms of the Merger Agreement, the Company became subject to customary covenants restricting its ability to solicit takeover proposals from third parties or to provide information to and engage in discussions with a third party in relation to a takeover proposal, subject to certain customary exceptions to permit the Board of Directors of the Company to comply with its fiduciary duties, as set forth in the Merger Agreement.

Additional Information and Certain Information Regarding Participants

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the proposed transaction. The Company intends to file a proxy statement and other relevant materials with the SEC in connection with any such solicitation of proxies from Company stockholders. COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in the Company’s common stock is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (http://www.empireresorts.com), or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://www.empireresorts.com, by writing to Empire Resorts, Inc., at c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY, 12701.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 3, 2019

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
Name:	Ryan Eller
Title:	President and Chief Executive Officer